 Exhibit 21.1

Eden Bioscience Corporation

Subsidiaries as of March 2, 2009

Name	Jurisdiction of Incorporation or Organization
EDEN Bioscience Mexico, S. de R.L.de C.V	Mexico

EDEN Bioscience Europe SARL	France